EXHIBIT 99.1

World Energy Solutions secures US$3 million credit facility with Silicon Valley Bank

Worcester, MA – September 8, 2008 -- World Energy Solutions, Inc. (TSX: XWE) (the “Company”) today announced that it has entered into a Loan and Security Agreement (the “Agreement”) with Silicon Valley Bank (“SVB”). Under the Agreement, SVB has committed to make advances to the Company in an aggregate amount of up to $3,000,000 subject to availability against certain eligible account receivables and eligible retail backlog.

Jim Parslow, Chief Financial Officer of the Company, said, “We are pleased that SVB provided this credit facility, which gives us increased financial strength and flexibility as we grow the business. As we reported in our second quarter earnings, we continue to believe we have the financial resources to achieve our strategic growth initiatives, and expect further decreases in cash used in operations this year based on strong revenue growth in multiple product lines and a stable fixed cost base. We have continued to experience a rise in auction activity during the third quarter as commodity prices have declined significantly after the dramatic run-up from February through June.”

About Silicon Valley Bank

Silicon Valley Bank is the premier commercial bank for companies in the technology, life science, private equity and premium wine industries. SVB provides a comprehensive suite of financing solutions, treasury management, corporate investment and international banking services to its clients worldwide. Through its focus on specialized markets and extensive knowledge of the people and business issues driving them, Silicon Valley Bank provides a level of service and partnership that measurably impacts its clients' success. Founded in 1983 and headquartered in Santa Clara, Calif., the company serves clients around the world through 27 U.S. offices and five international operations. Silicon Valley Bank is a member of global financial services firm SVB Financial Group, with SVB Analytics, SVB Capital, SVB Global and SVB Private Client Services. More information on the company can be found at http://www.svb.com.

About World Energy

World Energy operates leading online exchanges for energy and environmental commodities. Our proven approach provides market intelligence, promotes liquidity, and creates price transparency for all market participants, enabling our customers to transact with confidence and to seek the best possible price. To date, the company has transacted more than 45 billion kWh of electricity, 1 billion kWh of green power and Renewable Energy Certificates (RECs) and over 100 billion Dth of natural gas. For more information, please visit www.worldenergy.com.

This press release contains forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ from those indicated in the forward-looking statements. Such risks and uncertainties include, but are not limited to: our revenue is dependent on actual future energy purchases pursuant to completed procurements; the demand for our services is affected by changes in regulated prices or cyclicality or volatility in competitive market prices for energy; we depend on a small number of key energy consumers, suppliers and channel partners; there are factors outside our control that affect transaction volume in the electricity market; and there are other factors identified in our Annual Report on Form 10-K and subsequent reports filed with the Securities and Exchange Commission.

For additional information, contact:

Jim Parslow World Energy Solutions, Inc. (508) 459-8100 jparslow@worldenergy.com	Craig Armitage The Equicom Group (416) 815-0700 x278 carmitage@equicomgroup.com